Exhibit 10.38

THE WESTERN UNION COMPANY

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD NOTICE

Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”),                          (“Executive”) has been granted the Performance-Based Restricted Stock Unit Award described below (the “Award”). Certain terms and conditions of the Award are set forth immediately below in this Award Notice. Other terms and conditions are set forth in the Performance-Based Restricted Stock Unit Award Agreement which is appended to this Award Notice. The Award Notice and the Performance-Based Restricted Stock Unit Award Agreement are together the “Agreement” which is made and entered into between The Western Union Company, a Delaware corporation (“the Company”), and Executive as of the Grant Date. Capitalized terms not otherwise defined in this Award Notice are defined in the Plan or the Performance-Based Restricted Stock Unit Award Agreement.

Grant Date:	________________________

Target Award: Maximum Award:	___ shares of Common Stock ___ shares of Common Stock

Performance Period:	________________________

Performance Measure:	________________________

Vesting Date:	Third anniversary of Grant Date

THE WESTERN UNION COMPANY, a Delaware corporation

By:
Name:
Title:

(U.S. — Section 16 Officers)

THE WESTERN UNION COMPANY 2006 LONG-TERM INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT —

TERMS AND CONDITIONS — SECTION 16 OFFICERS

1.

Pursuant to The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”), The Western Union Company (the “Company”) hereby grants to you (“Executive”) an award of Restricted Stock Units (the “Units”), in the amount specified in your Award Notice (which forms part of this Agreement) as of the Grant Date specified in your Award Notice, related to shares of the Company’s common stock (“Shares”), subject to the terms and conditions set forth in this Agreement and the Plan. The terms of the Plan are hereby incorporated in this Agreement by this reference and made a part hereof. Capitalized terms not defined herein shall have the same definitions as set forth in the Plan.

2.

Each Unit shall provide for the issuance and transfer to Executive of one Share upon lapse of the restrictions set forth in paragraph 3 below and subject to the satisfaction of the Performance Measure during the Performance Period set forth in the Award Notice and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A. Upon issuance and transfer of Shares to Executive following the Restricted Period (as defined herein), Executive shall have all rights incident to ownership of such Shares, including but not limited to voting rights and the right to receive dividends.

3.

Subject to other provisions of this Agreement and the terms of the Plan, on the third anniversary of the Grant Date, subject to the satisfaction of the Performance Measure during the Performance Period set forth in the Award Notice and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, all restrictions on the Units shall lapse and the number of Shares subject to the Units determined by the Committee to be transferred to Executive in accordance with Exhibit A shall be issued and transferred to Executive. Effective on and after such date, subject to applicable laws and Company policies, Executive may hold, assign, pledge, sell, or transfer the Shares transferred to Executive in Executive’s discretion. The three year period in which the Units may be forfeited by Executive is defined as the “Restricted Period.”

Notwithstanding the foregoing provisions in this paragraph 3, you will forfeit all rights to the Units unless you accept these Terms and Conditions either through on-line electronic acceptance (if permitted by the Company) or by signing and returning to the Company a copy of these Terms and Conditions prior to the third anniversary of the Grant Date. Signed copies of these Terms and Conditions should be sent to the attention of: Western Union Stock Plan Administration, 12500 E. Belford Avenue, M21B2, Englewood, Colorado 80112. In addition, notwithstanding any other provision of the Plan or this Agreement, in order for the restrictions on the Units to lapse, you must execute and return to the Company or accept electronically an updated restrictive covenant agreement (and exhibits) if requested by the Company which may contain certain noncompete, nonsolicitation and/or nondisclosure provisions. Failure to execute or electronically accept such an agreement prior to the third anniversary of the Grant Date will cause the Units to be forfeited.

Prior to the issuance and transfer of Shares upon vesting, the Units will represent only an unfunded and unsecured obligation of the Company. Any Shares determined by the Committee to be transferred to Executive in accordance with Exhibit A shall be issued and transferred to Executive as soon as administratively practicable after the end of the Restricted Period, and in no event later than March 15 of the calendar year immediately following the year in which the Restricted Period ends. If at any time the Company determines, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental authority is necessary or desirable as a condition to the issuance and transfer of Shares to the Executive (or his or her estate), such issuance and transfer will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained.

4.

Executive may elect to satisfy his or her obligation to advance the amount of any required income or other withholding taxes (the “Required Tax Payments”) incurred in connection with the issuance and transfer of the Shares by any of the following means: (1) a cash payment to the Company, (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of Common Stock having an aggregate Fair Market Value, determined as of the Tax Date, equal to the amount necessary to satisfy any such obligation, (3) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Executive having an aggregate Fair Market Value, determined as of the Tax Date, or withhold an amount of cash

(U.S. — Section 16 Officers)

which would otherwise be payable to Executive, equal to the amount necessary to satisfy any such obligation, (4) a cash payment to the Company by a broker-dealer acceptable to the Company to whom Executive has submitted an irrevocable notice of sale, or (5) any combination of (1) and (2). Shares of Common Stock to be delivered or withheld may not have an aggregate Fair Market Value in excess of the amount determined by applying the minimum statutory withholding rate.

5.

The Units may not be sold, assigned, transferred, pledged, or otherwise disposed of, except by will or the laws of descent and distribution, while subject to restrictions. If Executive or anyone claiming under or through Executive attempts to make any such sale, transfer, assignment, pledge or other disposition of Units in violation of this paragraph 5, such attempted violation shall be null, void, and without effect.

6.

Executive shall forfeit Executive’s right to any unvested Units if Executive’s continuous employment with the Company or a Subsidiary or Affiliate terminates for any reason during the Restricted Period (except solely by reason of a period of Related Employment or as set forth in paragraphs 7 and 9).

7.

If Executive’s employment with the Company terminates for any reason, other than voluntary termination by Executive, death, Disability, Retirement or for Cause, and paragraph 9 does not apply, Executive shall be entitled to a prorated Award. Such prorated Award shall be equal to the amount of the Award which is actually earned, based upon satisfaction of the Performance Measure during the Performance Period (as certified by the Committee in writing) and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed with the Company during the Restricted Period and the denominator of which shall equal the number of days in the Restricted Period.

If Executive’s employment with the Company terminates by reason of death or Disability, the Award shall be paid, to the extent earned, based upon satisfaction of the Performance Measure during the Performance Period (as certified by the Committee in writing) and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, to Executive or Executive’s executor, administrator, legal representative, beneficiary or similar person (together, the “Beneficiary”), as the case may be, as if Executive had remained employed with the Company through the end of the Restricted Period.

If Executive’s employment with the Company terminates by reason of Retirement, Executive shall be entitled to a prorated Award. Such prorated Award shall be equal to the amount of the Award which is actually earned, based upon satisfaction of the Performance Measure during the Performance Period (as certified by the Committee in writing) and the Committee’s determination of the amount of the Award payable to Executive in accordance with Exhibit A, multiplied by a fraction, the numerator of which shall equal the number of days Executive was employed with the Company during the Restricted Period and the denominator of which shall equal the number of days in the Restricted Period.

If Executive’s employment with the Company is terminated voluntarily by Executive (except for an Eligible Termination Reason described in Section 5(b) of the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee at the time of a Change in Control) or is terminated by the Company for Cause, Executive’s Award shall, except to the extent vested as of the date of termination, be immediately forfeited.

8.

During the Restricted Period, Executive (and any person succeeding to Executive’s rights pursuant to the Plan) will have no ownership interest or rights in Shares underlying the Units, including no rights to receive dividends or other distributions made or paid with respect to such Shares or to exercise voting or other shareholder rights with respect to such Shares. Executive shall not be entitled to receive dividend equivalents in connection with this Award.

9.

If Executive is eligible to participate in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee at the time of a Change in Control and Executive’s employment with the Company, a Subsidiary or an Affiliate terminates for an eligible reason under such policy during the 24-month period commencing on the effective date of the Change in Control, then, subject to the terms of such policy, the Award shall be paid to Executive, to the extent earned, based upon satisfaction of the Performance Measure during the Performance Period (as certified by the Committee in writing) and in accordance with Exhibit A, as if Executive had remained employed with the Company through the end of the Restricted Period.

10.

The terms of this Agreement may be amended from time to time by the Committee in its sole discretion in any manner that it deems appropriate; provided, however, that no such amendment shall adversely affect in a material

(U.S. — Section 16 Officers)

manner any right of Executive under this Agreement without Executive’s written consent.

11.

Any action taken or decision made by the Company, the Board, or the Committee or its delegates arising out of or in connection with the construction, administration, interpretation or effect of the Plan or this Agreement shall lie within its sole and absolute discretion, as the case may be, and shall be final, conclusive and binding on Executive and all persons claiming under or through Executive. By accepting this grant of Units or other benefit under the Plan, Executive and each person claiming under or through Executive shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee or its delegates.

12.	This grant of Units is discretionary, non-binding for future years and there is no promise or guarantee that such grants will be offered to Executive in future years.

13.

The validity, construction, interpretation, administration and effect of these Terms and Conditions and the Plan and rights relating to the Plan and to this Agreement, shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.

14.

If one or more provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed as to foster the intent of this Agreement and the Plan.

15.

Executive acknowledges that Executive has read the Company’s Clawback Policy. In consideration of the grant of the Units, Executive agrees to abide by the Company’s Clawback Policy and any determinations of the Board pursuant to the Clawback Policy. Without limiting the foregoing, and notwithstanding any provision of this Agreement to the contrary, if the Board determines that any Incentive Compensation (as defined in the Company’s Clawback Policy) received by or paid to Executive resulted from any financial result or performance metric that was impacted by Executive’s misconduct or fraud and that compensation should be recovered from Executive (such amount being recovered, the “Clawbacked Compensation”), then upon such determination, the Board may recover such Clawbacked Compensation by (a) cancelling all or any portion of the unvested Units (the “Clawbacked Portion”) and, in such case, the Clawbacked Portion of the unvested Units shall automatically and without further action of the Company be cancelled, (b) requiring Executive to deliver to the Company shares of Common Stock acquired upon the vesting of the Units (to the extent held by Executive), (c) requiring Executive to repay to the Company any net proceeds resulting from the sale of shares of Common Stock acquired upon the vesting of the Units or (d) any combination of the remedies set forth in clauses (a), (b) or (c). The foregoing remedies are in addition to and separate from any other relief available to the Company due to Executive’s misconduct or fraud. Any determination by the Board with respect to the foregoing shall be final, conclusive and binding upon Executive and all persons claiming through Executive.

16.

To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment,” such term shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A of the Code. Notwithstanding any other provision in this Agreement, if Executive is a “specified employee,” as defined in Section 409A of the Code, as of the date of Executive’s separation from service, then to the extent any amount payable under this Agreement (i) constitutes the payment of nonqualified deferred compensation, within the meaning of Section 409A of the Code, (ii) is payable upon Executive’s separation from service and (iii) under the terms of this Agreement would be payable prior to the six-month anniversary of Executive’s separation from service, such payment shall be delayed until the earlier to occur of (a) the six-month anniversary of the separation from service or (b) the date of Executive’s death.

I hereby confirm that the foregoing and the documents attached hereto are hereby in all respects accepted and agreed to by the undersigned as of the date of this Agreement:

Signature:	Printed Name:
Date:

(U.S. — Section 16 Officers)

EXHIBIT A

(U.S. — Section 16 Officers)